NEWS RELEASE

For Immediate Release	Contact:	Barbara Thompson
July 30, 2019		First Citizens BancShares
919.716.2716

FIRST CITIZENS BANCSHARES REPORTS EARNINGS FOR SECOND QUARTER 2019
RALEIGH, N.C. -- First Citizens BancShares Inc. (BancShares) (Nasdaq: FCNCA) reported strong earnings for the second quarter of 2019, according to Frank B. Holding, Jr., Chairman of the Board. Key results for the quarter ended June 30, 2019, are presented below:

SECOND QUARTER RESULTS

Q2 2019	Q2 2018	Q2 2019	Q2 2018	Q2 2019	Q2 2018	Q2 2019	Q2 2018
$119.4	$93.3	$10.56	$7.77	1.29%	1.08%	13.50%	11.00%
Net income (in millions)		Net income per share		Return on average assets		Return on average equity

YEAR-TO-DATE (YTD) RESULTS

YTD 2019	YTD 2018	YTD 2019	YTD 2018	YTD 2019	YTD 2018	YTD 2019	YTD 2018
$230.7	$193.5	$20.23	$16.11	1.28%	1.13%	13.19%	11.59%
Net income (in millions)		Net income per share		Return on average assets		Return on average equity

SECOND QUARTER HIGHLIGHTS

Net income
Net income for the second quarter of 2019 totaled $119.4 million, an increase of $26.1 million, or 27.9% compared to the same quarter in 2018. Net income increased $2.79 on a per share basis, or 35.9%, to $10.56 in the second quarter of 2019, from $7.77 per share during the same period in 2018.

Return on average assets and equity
Return on average assets for the second quarter of 2019 improved by 21 basis points over the second quarter of 2018 to 1.29%. The increase was primarily due to higher net interest margin. Return on average equity for the second quarter of 2019 improved 250 basis points over the second quarter of 2018 to 13.50%.

Net interest income and net interest margin
BancShares reported total net interest income of $327.3 million for the second quarter of 2019, an increase of $31.1 million or 10.5%, compared to the same quarter in 2018. The taxable-equivalent net interest margin (NIM) was 3.79% for the second quarter of 2019, up 15 basis points from 3.64% during the same quarter in 2018.

Operating performance
Noninterest income totaled $106.9 million for the second quarter of 2019, compared to $100.9 million for the same quarter of 2018. Noninterest expense was $273.4 million for the second quarter of 2019, compared to $266.0 million during the same quarter of 2018.

Loans and credit quality
Total loans grew to $26.73 billion, an increase of $1.26 billion since March 31, 2019. Of this growth, $1.03 billion was due to recently acquired banks and the remainder was due to organic growth. Provision expense totaled $5.2 million for the second quarter of 2019, a decrease of $3.2 million compared to the same quarter in 2018. The net charge-off ratio was 0.11% for the second quarter of 2019, unchanged for the same quarter in 2018.

Deposits
Total deposits grew to $32.72 billion, an increase of $1.52 billion since March 31, 2019. The growth from recent acquisitions totaled $1.04 billion, while the remaining $484.5 million was due to organic growth.

Capital
BancShares repurchased 205,500 shares of its Class A common stock during the second quarter of 2019 totaling approximately $89.8 million. At June 30, 2019, BancShares remained well capitalized with a total risk-based capital ratio of 13.3%, a Tier 1 risk-based capital ratio and common equity Tier 1 ratio of 12.0% and a leverage ratio of 9.4%.

RECENT MERGER ACTIVITY
On April 23, 2019, BancShares’ bank subsidiary First-Citizens Bank & Trust Company (First Citizens Bank) entered into a definitive merger agreement for the acquisition of Franklin, North Carolina-based Entegra Financial Corp. (Entegra) and its bank subsidiary, Entegra Bank. Under the terms of the agreement, cash consideration of $30.18 per share will be paid to the shareholders of Entegra for each share of common stock and for each restricted stock unit after conversion to common stock, and each outstanding option to purchase Entegra common stock will be canceled and each option holder will receive a cash payment. The total transaction value is anticipated to be approximately $219.8 million. The transaction is anticipated to close during the second half of 2019, subject to the receipt of regulatory approvals, the approval of Entegra’s shareholders and the satisfaction of other customary closing conditions. As of March 31, 2019, Entegra reported $1.67 billion in consolidated assets, $1.08 billion in loans and $1.25 billion in deposits.
On May 1, 2019, First Citizens Bank completed the merger of Spartanburg, South Carolina-based First South Bancorp, Inc. (First South Bancorp) and its bank subsidiary, First South Bank. Under the terms of the agreement, cash consideration of $1.15 per share was paid to the shareholders of First South Bancorp for each share of common stock, totaling approximately $37.5 million. The merger allowed First Citizens Bank to expand its presence in South Carolina. The merger contributed $253.0 million in consolidated assets, which included $179.2 million in loans and $207.6 million in deposits as of the merger date.
On April 2, 2019, First Citizens Bank completed the merger of Coconut Grove, Florida-based Biscayne Bancshares, Inc. (Biscayne Bancshares) and its bank subsidiary, Biscayne Bank. Under the terms of the agreement, cash consideration of $25.05 per share was paid to the shareholders of Biscayne Bancshares for each share of common stock, totaling approximately $118.9 million. The merger allowed First Citizens Bank to expand its presence in Florida and enhance banking efforts in South Florida. The merger contributed $1.08 billion in consolidated assets, which included $863.4 million in loans, and $786.5 million in deposits as of the merger date.
NET INTEREST INCOME
Net interest income for second quarter of 2019 totaled $327.3 million, an increase of $31.1 million, or 10.5%, compared to the second quarter of 2018. The taxable-equivalent NIM was 3.79% in the second quarter of 2019, an increase of 15 basis points from 3.64% for the same quarter in the prior year. The primary driver of this growth was a $42.1 million, or 24 basis points, increase in interest and fees on loans due to a rise in average loans outstanding, as well as higher loan yields. This growth was partially offset by a $14.6 million, or 30 basis points, increase in interest expense on deposits due to higher rates on time deposits and money market accounts.
Net interest income for the six months ended June 30, 2019, totaled $647.8 million, an increase of $67.2 million, or 11.6%, compared to the same period of 2018. The taxable-equivalent NIM was 3.84% for the six months ended June 30, 2019, an increase of 23 basis points for the same period in the prior year. Similar to the discussion above, the primary driver of the growth was an $81.1 million, or 27 basis points, increase to interest and fees on loans due to a rise in average loans outstanding, as well as a higher loan yields. This growth was partially offset by a $23.8 million, or 25 basis points, increase to interest expense on deposits due to higher rates on time deposits and money market accounts.
Although net interest margin has expanded in recent years, management does not believe this trend will continue as new loan yields are declining due to changes in forward rate expectations and increased competition. This trend, coupled with higher interest expense on deposits will likely result in margin compression for the remainder of 2019.
PROVISION FOR LOAN AND LEASE LOSSES
BancShares recorded net provision expense of $5.2 million and $16.9 million for the three and six months ended June 30, 2019, as compared to $8.4 million and $16.0 million, respectively, for the same periods in 2018. The fluctuations in provision expense are primarily due to variances in loan growth balances for the periods, as well as changes in portfolio composition and credit quality. The net charge-off ratio remained stable at 0.11% for all periods presented.

NONINTEREST INCOME
Noninterest income for the second quarter of 2019 totaled $106.9 million, an increase of $5.9 million from the second quarter of 2018. Noninterest income, excluding realized gains on securities sales and a positive fair value adjustment on marketable equity securities, totaled $98.0 million for the three months ended June 30, 2019, compared to $96.5 million for the same period in 2018. This $1.5 million increase was primarily driven by a $3.6 million increase in cardholder services income due to increased interchange rates and transaction volume, as well as reduced processing fees. This increase was partially offset by a $0.9 million decline in recoveries on acquired loans, as well as a $0.9 million decrease in wealth services income.
Noninterest income for the first six months of 2019 totaled $210.5 million, a decrease of $13.1 million from the same period of 2018. Noninterest income, excluding gains on extinguishment of debt, realized gains on securities sales and a positive fair value adjustment on marketable equity securities, totaled $190.3 million for the six months ended June 30, 2019, compared to $192.4 million for the same period in 2018. This $2.0 million reduction was primarily driven by a $2.9 million decrease in service charges on deposit accounts and ATM income and a $2.6 million decrease in recoveries on acquired loans. Offsetting these reductions was a $5.4 million increase in cardholder services income due to increased transaction volume and interchange rates, as well as reduced processing fees.
NONINTEREST EXPENSE
Noninterest expense totaled $273.4 million for the second quarter of 2019, a $7.4 million increase compared to the same period in 2018. The increase was largely driven by a $7.2 million increase in personnel-related expenses primarily due to increased salaries and wages as a result of merit increases and personnel additions from recent acquisitions, a $3.3 million increase in equipment expense and a $1.7 million increase in merger-related expense due to recent acquisition activity. Offsetting these increases were a $2.7 million reduction in FDIC insurance expense as the large bank surcharge was eliminated in the fourth quarter of 2018 and a $1.2 million decline in processing fees paid to third parties driven by the elimination of fees on recently converted acquired banks.
Noninterest expense totaled $541.1 million for the first six months of 2019, a $7.0 million increase compared to the same period of 2018. The increase was largely driven by a $10.8 million increase in personnel-related expenses largely due to increased salaries and wages as a result of merit increases, as well as increased headcount from recent acquisitions, a $5.1 million increase in equipment expense and a $2.8 million increase in merger-related expense due to recent acquisition activity. Offsetting these increases were a $5.8 million reduction in FDIC insurance expense and a $2.4 million decline in processing fees paid to third parties.
INCOME TAXES
Income tax expense totaled $36.3 million and $29.4 million for the second quarter of 2019 and 2018, respectively, representing effective tax rates of 23.3% and 24.0% for the respective periods.
Income tax expense totaled $69.6 million and $60.6 million for the first six months of 2019 and 2018, respectively, representing effective tax rates of 23.2% and 23.9% for the respective six month periods.
LOANS AND DEPOSITS
At June 30, 2019, loans totaled $26.73 billion, an increase of $1.26 billion since March 31, 2019. Of this current quarter increase, $1.03 billion was due to the recent acquisitions of Biscayne Bancshares and First South Bancorp while the remaining $230.9 million was primarily due to organic growth in the commercial mortgage and residential mortgage portfolios. Total loans have increased $1.20 billion since December 31, 2018; excluding acquired loans, total loans increased $171.4 million, or by 1.4% on an annualized basis.
At June 30, 2019, deposits totaled $32.72 billion, an increase of $1.52 billion since March 31, 2019. Of this current quarter increase, $1.04 billion was due to the recent acquisitions of Biscayne Bancshares and First South Bancorp while the remaining $484.5 million was primarily due to organic growth in checking, money market, and time deposit accounts. Total deposits have increased $2.05 billion since December 31, 2018; excluding acquired deposits, total deposits increased $1.01 billion, or by 6.6% on an annualized basis.

ALLOWANCE FOR LOAN AND LEASE LOSSES
The allowance for loan and lease losses was $226.6 million at June 30, 2019, compared to $228.8 million at March 31, 2019. The reduction in the allowance during the second quarter was primarily due to changes in overall portfolio composition and credit quality, as well as declines in the reserves on specifically reviewed loans. The allowance as a percentage of total loans was 0.85% at June 30, 2019, compared to 0.90% at March 31, 2019 and 0.88% at December 31, 2018. The net charge-off ratio remained stable at 0.11% for all periods presented.
NONPERFORMING ASSETS
BancShares’ nonperforming assets, including nonaccrual loans and other real estate owned, were $151.2 million or 0.57% of total loans at June 30, 2019, compared to $133.9 million or 0.53% of total loans at March 31, 2019. The $17.3 million increase was primarily due to an increase in nonaccrual loans primarily within the commercial and residential mortgage portfolios, as well as nonperforming assets acquired from Biscayne Bancshares and First South Bancorp of $7.9 million.
SHARES REPURCHASED
In October 2018, BancShares’ Board of Directors authorized the repurchase of up to 800,000 of BancShares’ Class A common stock for the period November 1, 2018, through October 31, 2019. During the second quarter of 2019, BancShares repurchased 205,500 shares for approximately $89.8 million at an average cost per share of $436.81. As of June 30, 2019, a total of 630,500 shares have been repurchased under the current Board authority, including 425,000 shares repurchased in the first quarter of 2019. There were no repurchases made during the first six months of 2018.
In April 2019, the Board authorized additional repurchases not to exceed 800,000 of BancShares’ Class A common stock for the period July 1, 2019 through June 30, 2020. This authorization was effective July 1, 2019 and supersedes the authorization approved in October 2018.
ABOUT FIRST CITIZENS BANCSHARES
BancShares is the financial holding company for Raleigh, North Carolina-headquartered First Citizens Bank. First Citizens Bank provides a broad range of financial services to individuals, businesses, professionals and the medical community through branch offices in 19 states, including digital banking, mobile banking, ATMs and telephone banking. As of June 30, 2019, BancShares had total assets of $37.66 billion.
For more information, visit First Citizens’ website at firstcitizens.com. First Citizens Bank. Forever First®.
DISCLOSURES ABOUT FORWARD LOOKING STATEMENTS
The discussions included in this Press Release may contain forward-looking statements within the meaning of the Private Securities Litigation Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward-looking statements. Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of the Registrant and its management about future events. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those described in the statements. The accuracy of such forward-looking statements could be affected by factors beyond the Registrant’s control, including, but not limited to, the financial success or changing conditions or strategies of the Registrant’s customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel, the delay in closing (or failure to close) one or more of our previously announced acquisition transaction(s), the failure to realize the anticipated benefits of our previously announced acquisition transaction(s), or general competitive, economic, political, and market conditions. These forward-looking statements are made only as of the date of this Press Release, and the Registrant undertakes no obligation to revise or update these statements following the date of this Press Release, except as may be required by law.
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CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except share data; unaudited)	For the three months ended			Six months ended June 30
	June 30, 2019	March 31, 2019	June 30, 2018	2019	2018
SUMMARY OF OPERATIONS
Interest income	$350,721	$336,924	$303,877	$687,645	$596,478
Interest expense	23,373	16,452	7,658	39,825	15,822
Net interest income	327,348	320,472	296,219	647,820	580,656
Provision for loan and lease losses	5,198	11,750	8,438	16,948	16,043
Net interest income after provision for loan and lease losses	322,150	308,722	287,781	630,872	564,613
Noninterest income	106,875	103,663	100,927	210,538	223,611
Noninterest expense	273,397	267,657	265,993	541,054	534,056
Income before income taxes	155,628	144,728	122,715	300,356	254,168
Income taxes	36,269	33,369	29,424	69,638	60,646
Net income	$119,359	$111,359	$93,291	$230,718	$193,522
Taxable-equivalent net interest income	$328,201	$321,372	$297,021	$649,573	$582,269
PER SHARE DATA
Net income per share	$10.56	$9.67	$7.77	$20.23	$16.11
Cash dividends per share	0.40	0.40	0.35	0.80	0.70
Book value at period-end	319.74	309.46	286.99	319.74	286.99
CONDENSED BALANCE SHEET
Cash and due from banks	$284,147	$268,599	$260,525	$284,147	$260,525
Overnight investments	1,640,264	1,386,525	1,223,311	1,640,264	1,223,311
Investment securities	6,695,578	6,914,513	7,190,545	6,695,578	7,190,545
Loans and leases	26,728,237	25,463,785	24,538,437	26,728,237	24,538,437
Less allowance for loan and lease losses	(226,583)	(228,775)	(224,865)	(226,583)	(224,865)
Other assets	2,533,451	2,157,023	2,100,613	2,533,451	2,100,613
Total assets	$37,655,094	$35,961,670	$35,088,566	$37,655,094	$35,088,566
Deposits	$32,719,671	$31,198,093	$30,408,884	$32,719,671	$30,408,884
Other liabilities	1,360,810	1,240,268	1,232,796	1,360,810	1,232,796
Shareholders’ equity	3,574,613	3,523,309	3,446,886	3,574,613	3,446,886
Total liabilities and shareholders’ equity	$37,655,094	$35,961,670	$35,088,566	$37,655,094	$35,088,566
SELECTED PERIOD AVERAGE BALANCES
Total assets	$37,049,030	$35,625,885	$34,673,927	$36,338,836	$34,471,833
Investment securities	6,803,570	6,790,671	7,091,442	6,797,656	7,072,328
Loans and leases	26,597,242	25,515,988	24,205,363	26,059,602	23,937,221
Interest-earning assets	34,674,842	33,432,162	32,669,810	34,056,935	32,496,086
Deposits	32,100,210	30,802,567	30,100,615	31,454,973	29,788,106
Interest-bearing liabilities	20,397,445	19,655,434	18,885,168	20,028,489	18,957,881
Shareholders’ equity	3,546,041	3,509,746	3,400,867	3,528,549	3,366,990
Shares outstanding	11,286,520	11,519,008	12,010,405	11,402,122	12,010,405
SELECTED RATIOS
Annualized return on average assets	1.29%	1.27%	1.08%	1.28%	1.13%
Annualized return on average equity	13.50	12.86	11.00	13.19	11.59
Taxable-equivalent net interest margin	3.79	3.89	3.64	3.84	3.61
Efficiency ratio (1)	64.3	64.8	67.7	64.6	69.1
Tier 1 risk-based capital ratio	12.0	12.7	13.1	12.0	13.1
Common equity Tier 1 ratio	12.0	12.7	13.1	12.0	13.1
Total risk-based capital ratio	13.3	14.0	14.4	13.3	14.4
Leverage capital ratio	9.4	9.8	10.0	9.4	10.0
(1) The efficiency ratio is a non-GAAP financial measure which measures productivity and is generally calculated as noninterest expense divided by total revenue (net interest income and noninterest income). The efficiency ratio removes the impact of BancShares’ securities gains, acquisition gains, one-time gains on extinguishment of debt, and fair market value adjustment on marketable equity securities from the calculation. Management uses this ratio to monitor performance and believes this measure provides meaningful information to investors.

ALLOWANCE FOR LOAN AND LEASE LOSSES AND ASSET QUALITY DISCLOSURES

	Three months ended			Six months ended June 30
(Dollars in thousands, unaudited)	June 30, 2019	March 31, 2019	June 30, 2018	2019	2018
ALLOWANCE FOR LOAN AND LEASE LOSSES (ALLL)
ALLL at beginning of period	$228,775	$223,712	$223,116	$223,712	$221,893
Provision (credit) expense for loan and lease losses:
PCI loans (1)	(637)	(164)	161	(801)	2,515
Non-PCI loans (1)	5,835	11,914	8,277	17,749	13,528
Net charge-offs of loans and leases:
Charge-offs	(10,602)	(10,154)	(9,712)	(20,756)	(19,409)
Recoveries	3,212	3,467	3,023	6,679	6,338
Net charge-offs of loans and leases	(7,390)	(6,687)	(6,689)	(14,077)	(13,071)
ALLL at end of period	$226,583	$228,775	$224,865	$226,583	$224,865
ALLL at end of period allocated to loans and leases:
PCI	$8,343	$8,980	$12,423	$8,343	$12,423
Non-PCI	218,240	219,795	212,442	218,240	212,442
ALLL at end of period	$226,583	$228,775	$224,865	$226,583	$224,865
Reserve for unfunded commitments	$1,053	$1,052	$1,554	$1,053	$1,554
SELECTED LOAN DATA
Average loans and leases:
PCI	$544,250	$579,080	$682,521	$561,574	$708,034
Non-PCI	25,995,212	24,936,898	23,522,842	25,448,455	23,229,187
Loans and leases at period-end:
PCI	551,447	557,356	674,269	551,447	674,269
Non-PCI	26,176,790	24,906,429	23,864,168	26,176,790	23,864,168
RISK ELEMENTS
Nonaccrual loans and leases	$104,975	$90,625	$86,625	$104,975	$86,625
Other real estate	46,236	43,306	46,633	46,236	46,633
Total nonperforming assets	$151,211	$133,931	$133,258	$151,211	$133,258
Accruing loans and leases 90 days or more past due	$32,787	$37,474	$44,445	$32,787	$44,445
RATIOS
Net charge-offs (annualized) to average loans and leases	0.11	0.11	0.11	0.11	0.11
ALLL to total loans and leases:
PCI	1.51	1.61	1.84	1.51	1.84
Non-PCI	0.83	0.88	0.89	0.83	0.89
Total	0.85	0.90	0.92	0.85	0.92
Ratio of total nonperforming assets to total loans, leases and other real estate owned	0.57	0.53	0.54	0.57	0.54
(1) Loans and leases are evaluated at acquisition and where a discount is noted at least in part due to credit quality, the loans are accounted for under the guidance in ASC Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality. Loans for which it is probable at acquisition that all required payments will not be collected in accordance with the contractual terms are considered purchased credit-impaired (PCI) loans. PCI loans and leases are recorded at fair value at the date of acquisition. No allowance for loan and lease losses is recorded on the acquisition date as the fair value of the acquired assets incorporates assumptions regarding credit risk. An allowance is recorded if there is additional credit deterioration after the acquisition date. Non-PCI loans include originated and purchased non-impaired loans.

AVERAGE BALANCE AND NET INTEREST MARGIN SUMMARY

	Three months ended
	June 30, 2019			March 31, 2019			June 30, 2018
	Average		Yield/	Average		Yield/	Average		Yield/
(Dollars in thousands, unaudited)	Balance	Interest	Rate (2)	Balance	Interest	Rate (2)	Balance	Interest	Rate (2)
INTEREST-EARNING ASSETS
Loans and leases (1)	$26,597,242	$303,803	4.58%	$25,515,988	$291,569	4.62%	$24,205,363	$261,703	4.34%
Investment securities:
U. S. Treasury	1,150,001	6,770	2.36	1,208,231	6,496	2.18	1,532,868	7,139	1.87
Government agency	383,700	3,034	3.16	286,514	2,309	3.22	84,640	468	2.21
Mortgage-backed securities	4,979,160	28,130	2.26	5,051,416	28,834	2.28	5,270,891	28,184	2.14
Corporate bonds	147,669	1,931	5.23	145,127	1,937	5.34	94,401	1,298	5.50
State, county and municipal	334	1	1.81	—	—	—	764	8	4.07
Other investments	142,706	625	1.76	99,383	282	1.15	107,878	267	0.99
Total investment securities	6,803,570	40,491	2.38	6,790,671	39,858	2.35	7,091,442	37,364	2.11
Overnight investments	1,274,030	7,280	2.29	1,125,503	6,397	2.31	1,373,005	5,612	1.64
Total interest-earning assets	$34,674,842	$351,574	4.06%	$33,432,162	$337,824	4.09%	$32,669,810	$304,679	3.75%
INTEREST-BEARING LIABILITIES
Interest-bearing deposits:
Checking with interest	$5,366,731	$445	0.03%	$5,237,019	$345	0.03%	$5,228,803	$314	0.02%
Savings	2,658,974	527	0.08	2,523,543	206	0.03	2,468,677	194	0.03
Money market accounts	8,031,608	6,624	0.33	8,168,712	5,172	0.26	7,989,268	2,125	0.11
Time deposits	3,371,402	11,561	1.38	2,843,773	7,203	1.03	2,401,434	1,888	0.32
Total interest-bearing deposits	19,428,715	19,157	0.40	18,773,047	12,926	0.28	18,088,182	4,521	0.10
Securities sold under customer repurchase agreements	556,374	515	0.37	538,162	459	0.35	516,999	373	0.29
Other short-term borrowings	40,513	278	2.72	—	—	—	46,614	448	3.82
Long-term borrowings	371,843	3,423	3.64	344,225	3,067	3.56	233,373	2,316	3.96
Total interest-bearing liabilities	$20,397,445	$23,373	0.46	$19,655,434	$16,452	0.34	$18,885,168	$7,658	0.16
Interest rate spread			3.60%			3.75%			3.59%
Net interest income and net yield on interest-earning assets		$328,201	3.79%		$321,372	3.89%		$297,021	3.64%
(1) Loans and leases include PCI and non-PCI loans, nonaccrual loans and loans held for sale.
(2) Yields related to loans, leases and securities exempt from both federal and state income taxes, federal income taxes only, or state income taxes only are stated on a taxable-equivalent basis assuming statutory federal income tax rates of 21.0%, as well as state income tax rates of 3.4% for all periods presented. The taxable-equivalent adjustment was $853, $900 and $802 for the three months ended June 30, 2019, March 31, 2019 and June 30, 2018, respectively.